UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

Information Statement Pursuant to Rules 13d-1 and 13d-2
Under the Securities Exchange Act of 1934
(Amendment No. )*

Century Aluminum Company
(Name of Issuer)

Common Stock
(Title of Class of Securities)

156431108
(CUSIP Number)

January 30, 2008
Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 156431108	13G	Page 2 of 17 Pages

1.	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Citadel Investment Group, L.L.C.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)	☒
		(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware limited liability company

NUMBER OF	5.	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY
EACH
REPORTING	6.	SHARED VOTING POWER
PERSON
WITH:		2,152,677 shares

	7.	SOLE DISPOSITIVE POWER

		0

	8.	SHARED DISPOSITIVE POWER

		See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
	CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 5.3%(1) as of the date of this filing

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO; HC

(1)
Based on 40,973,805 outstanding shares of the Common Stock of Issuer, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, as filed with the Securities and Exchange Commission on November 9, 2007.

Cusip No. 156431108	13G	Page 3 of 17 Pages

1.	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Citadel Investment Group II, L.L.C.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)	☒
		(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware limited liability company

NUMBER OF	5.	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY
EACH
REPORTING	6.	SHARED VOTING POWER
PERSON
WITH:		2,152,677 shares

	7.	SOLE DISPOSITIVE POWER

		0

	8.	SHARED DISPOSITIVE POWER

		See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
	CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 5.3%(2) as of the date of this filing

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO; HC

(2)	See footnote 1 above.

Cusip No. 156431108	13G	Page 4 of 17 Pages

1.	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Citadel Limited Partnership

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)	☒
		(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware limited partnership

NUMBER OF	5.	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY
EACH
REPORTING	6.	SHARED VOTING POWER
PERSON
WITH:		2,152,677 shares

	7.	SOLE DISPOSITIVE POWER

		0

	8.	SHARED DISPOSITIVE POWER

		See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
	CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 5.3%(3)as of the date of this filing

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN; HC

(3)	See footnote 1 above.

Cusip No. 156431108	13G	Page 5 of 17 Pages

1.	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Kenneth Griffin

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)	☒
		(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S. Citizen

NUMBER OF	5.	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY
EACH
REPORTING	6.	SHARED VOTING POWER
PERSON
WITH:		2,152,677 shares

	7.	SOLE DISPOSITIVE POWER

		0

	8.	SHARED DISPOSITIVE POWER

		See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
	CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 5.3%(4) as of the date of this filing

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN; HC

(4)	See footnote 1 above.

Cusip No. 156431108	13G	Page 6 of 17 Pages

1.	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Citadel Holdings I LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)	☒
		(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware limited partnership

NUMBER OF	5.	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY
EACH
REPORTING	6.	SHARED VOTING POWER
PERSON
WITH:		2,152,677 shares

	7.	SOLE DISPOSITIVE POWER

		0

	8.	SHARED DISPOSITIVE POWER

		See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
	CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 5.3%(5) as of the date of this filing

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN; HC

(5) See footnote 1 above.

Cusip No. 156431108	13G	Page 7 of 17 Pages

1.	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Citadel Holdings II LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)	☒
		(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware limited partnership

NUMBER OF	5.	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY
EACH
REPORTING	6.	SHARED VOTING POWER
PERSON
WITH:		2,152,677 shares

	7.	SOLE DISPOSITIVE POWER

		0

	8.	SHARED DISPOSITIVE POWER

		See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
	CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 5.3%(6) as of the date of this filing

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN; HC

(6) See footnote 1 above.

Cusip No. 156431108	13G	Page 8 of 17 Pages

1.	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Citadel Advisors LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)	☒
		(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware limited liability company

NUMBER OF	5.	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY
EACH
REPORTING	6.	SHARED VOTING POWER
PERSON
WITH:		2,152,677 shares

	7.	SOLE DISPOSITIVE POWER

		0

	8.	SHARED DISPOSITIVE POWER

		See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
	CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 5.3%(7) as of the date of this filing

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO; HC

(7) See footnote 1 above.

Cusip No. 156431108	13G	Page 9 of 17 Pages

1.	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Citadel Equity Fund Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)	☒
		(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands company

NUMBER OF	5.	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY
EACH
REPORTING	6.	SHARED VOTING POWER
PERSON
WITH:		2,152,677 shares

	7.	SOLE DISPOSITIVE POWER

		0

	8.	SHARED DISPOSITIVE POWER

		See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
	CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 5.3%(8) as of the date of this filing

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO

(8)	See footnote 1 above.

Cusip No. 156431108	13G	Page 10 of 17 Pages

1.	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Citadel Derivatives Group LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)	☒
		(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware limited liability company

NUMBER OF	5.	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY
EACH
REPORTING	6.	SHARED VOTING POWER
PERSON
WITH:		2,152,677 shares

	7.	SOLE DISPOSITIVE POWER

		0

	8.	SHARED DISPOSITIVE POWER

		See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
	CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 5.3%(9) as of the date of this filing

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO; BD

(9) See footnote 1 above.

Cusip No. 156431108	13G	Page 11 of 17 Pages

1.	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Citadel Derivatives Trading Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)	☒
		(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands company

NUMBER OF	5.	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY
EACH
REPORTING	6.	SHARED VOTING POWER
PERSON
WITH:		2,152,677 shares

	7.	SOLE DISPOSITIVE POWER

		0

	8.	SHARED DISPOSITIVE POWER

		See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
	CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 5.3%(10) as of the date of this filing

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO

(10) See footnote 1 above.

Cusip No. 156431108	13G	Page 12 of 17 Pages

Item 1(a)	Name of Issuer: CENTURY ALUMINUM COMPANY
1(b)	Address of Issuer’s Principal Executive Offices:

2511 Garden Road Building A, Suite 200 Monterey, California 93940

Item 2(a)	Name of Person Filing(11)
Item 2(b)	Address of Principal Business Office
Item 2(c)	Citizenship

Citadel Investment Group, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Delaware limited liability company

Citadel Investment Group II, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Delaware limited liability company

Citadel Limited Partnership
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Delaware limited partnership

Kenneth Griffin
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
U.S. Citizen

Citadel Holdings I LP
c/o Citadel Investment Group II, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Delaware limited partnership

(11) Citadel Holdings Ltd., a Cayman Islands company (“CH”), is majority owned by Citadel Kensington Global Strategies Fund Ltd., a Bermuda company (“CKGSF”). Citadel Equity Fund Ltd. (“CEF”) is a subsidiary of CH. CKGSF and CH do not have control over the voting or disposition of securities held by CEF. Citadel Derivatives Group LLC (“CDG”) is majority owned by Citadel Derivatives Group Investors, LLC, a Delaware limited liability company (“CDGI”). CDGI does not have control over the voting or disposition of securities held by CDG. Citadel Derivatives Trading Ltd. (“CDT”) is majority owned by CLP Holdings LLC, a Delaware limited liability company (“CLPH”). CLPH does not have control over the voting or disposition of securities held by CDT.

Cusip No. 156431108	13G	Page 13 of 17 Pages

Citadel Holdings II LP
c/o Citadel Investment Group II, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Delaware limited partnership

Citadel Advisors LLC
c/o Citadel Investment Group II, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Delaware limited liability company

Citadel Equity Fund Ltd.
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Cayman Islands company

Citadel Derivatives Group LLC
c/o Citadel Investment Group II, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Delaware limited liability company

Citadel Derivatives Trading Ltd.
c/o Citadel Investment Group II, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Cayman Islands company

Cusip No. 156431108	13G	Page 14 of 17 Pages

2(d)	Title of Class of Securities:
Common Stock, par value $0.01

2(e)	CUSIP Number:	156431108

Item 3	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)	[__]	Broker or dealer registered under Section 15 of the Exchange Act;
(b)	[__]	Bank as defined in Section 3(a)(6) of the Exchange Act;
(c)	[__]	Insurance company as defined in Section 3(a)(19) of the Exchange Act;
(d)	[__]	Investment company registered under Section 8 of the Investment Company Act;
(e)	[__]	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	[__]	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	[__]	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	[__]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	[__]	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	[__]	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. ☒

Item 4	Ownership:

CITADEL INVESTMENT GROUP, L.L.C.
CITADEL INVESTMENT GROUP II, L.L.C.
CITADEL LIMITED PARTNERSHIP
KENNETH GRIFFIN
CITADEL HOLDINGS I LP
CITADEL HOLDINGS II LP
CITADEL ADVISORS LLC
CITADEL EQUITY FUND LTD.
CITADEL DERIVATIVES GROUP LLC
CITADEL DERIVATIVES TRADING LTD.

(a)	Amount beneficially owned:

2,152,677 shares

(b)	Percent of Class:

Approximately 5.3%(12) as of the date of this filing

(c)	Number of shares as to which such person has:

(i) sole power to vote or to direct the vote:

0

(12) See footnote 1 above.

Cusip No. 156431108	13G	Page 15 of 17 Pages

(ii)	shared power to vote or to direct the vote:
See Item 4(a) above.
(iii)	sole power to dispose or to direct the disposition of:
0
(iv)	shared power to dispose or to direct the disposition of:
See Item 4(a) above.

Item 5	Ownership of Five Percent or Less of a Class:

Not Applicable.

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

See Item 2 above.

Item 8	Identification and Classification of Members of the Group:

Not Applicable.

Item 9	Notice of Dissolution of Group:

Not Applicable.

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

* John C. Nagel is signing on behalf of Kenneth Griffin as attorney-in-fact pursuant to a power of attorney previously filed with the Securities and Exchange Commission on February 24, 2006, and hereby incorporated by reference herein. The power of attorney was filed as an attachment to a filing by Citadel Limited Partnership on Schedule 13G for Morgans Hotel Group Co.

Cusip No. 156431108	13G	Page 16 of 17 Pages

KENNETH GRIFFIN		CITADEL EQUITY FUND LTD.

By:	/s/ John C. Nagel	By:	Citadel Limited Partnership,
	John C. Nagel, attorney-in-fact*		its Portfolio Manager

CITADEL LIMITED PARTNERSHIP		By:	Citadel Investment Group, L.L.C.,
its General Partner
By:	Citadel Investment Group, L.L.C.,
	its General Partner	By:	/s/ John C. Nagel
John C. Nagel, Authorized Signatory
By:	/s/ John C. Nagel
	John C. Nagel, Authorized Signatory	CITADEL INVESTMENT GROUP, L.L.C.

CITADEL DERIVATIVES GROUP LLC		By:	/s/ John C. Nagel
John C. Nagel, Authorized Signatory
By:	Citadel Holdings I LP,
	its Manager	CITADEL DERIVATIVES TRADING LTD.

By:	Citadel Investment Group II, L.L.C.,	By:	Citadel Advisors LLC,
	its General Partner		its Portfolio Manager

By:	/s/ John C. Nagel	By:	Citadel Holdings II LP,
	John C. Nagel, Authorized Signatory		its Sole Managing Member

CITADEL INVESTMENT GROUP II, L.L.C.		By:	Citadel Investment Group II, L.L.C.,
its General Partner
By:	/s/ John C. Nagel
	John C. Nagel, Authorized Signatory	By:	/s/ John C. Nagel
John C. Nagel, Authorized Signatory
CITADEL HOLDINGS I LP

By:	Citadel Investment Group II, L.L.C.,
its General Partner

By:	/s/ John C. Nagel
John C. Nagel, Authorized Signatory

Cusip No. 156431108	13G	Page 17 of 17 Pages

CITADEL HOLDINGS II LP		CITADEL ADVISORS LLC

By:	Citadel Investment Group II, L.L.C.,	By:	Citadel Holdings II LP,
	its General Partner		its Sole Managing Member

By:	/s/ John C. Nagel	By:	Citadel Investment Group II, L.L.C.,
	John C. Nagel, Authorized Signatory		its General Partner

		By:	/s/ John C. Nagel
John C. Nagel, Authorized Signatory